CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                         OF THE SERIES C PREFERRED STOCK
                                       OF
                       NEW YORK REGIONAL RAIL CORPORATION


     W. Robert Bentley, the president and Ira A. Levy, the secretary of New York Regional Rail Corporation, a Delaware corporation, DO HEREBY CERTIFY:

      That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Board of Directors on December 10, 1999, adopted the following resolution creating a series of preferred shares, $0.001 par value per share, designated as the Series C Preferred Shares.

   The relative rights and preferences of the Series C Preferred Stock are as follows:

1. Designation and Amount. The shares of such series shall be designated as the "Series C Preferred Shares" (the "Series C Preferred Shares"), and the number of shares constituting such series shall be 500,000. The number of shares constituting such Series may, unless prohibited by the Articles of Incorporation, be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Series C Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Shares.

2.    Dividends and Distribution

            (i) The holders of Series C Preferred Share, in preference to the holders of Common Shares, shall be entitled to receive, when, and as declared by the Board of Directors out of funds legally available for the purpose, annual dividends payable in cash (each such date being referred to herein as a "Dividend Payment Date"), commencing twelve months from the date of the issuance of the Series C Preferred Shares, at the rate of $0.10 per share.


            (ii) Dividends which are not declared will accrue. Dividends not declared will be cumulative. Accrued but unpaid dividends shall bear interest at 10% annum. Dividends paid on the Series C Preferred Shares in an amount less than the total amount of such dividends at the time such dividends are declared and become payable shall be allocated pro rata on a share-by-share basis among all such shares outstanding at that time. The Board of Directors may fix a record date for the determination of holders of Series C Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than fifteen ( 15) days prior to the date fixed for the payment thereof.

3. Voting Rights. Each Series C Preferred Share shall be entitled to 300 votes will respect to any matter upon which the holders of the Corporations common stock are entitled to vote.

4.   Certain Restrictions -

            (i) Whenever dividends declared or other distributions payable on the Series C Preferred Shares as provided in Section 2 hereof are in arrears, thereafter and until all unpaid dividends and distributions on Series C Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

(a) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Shares, except dividends paid ratably on the Series C Preferred Shares;

(b) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Shares, except dividends paid ratably on the Series C Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of stock of the Corporation ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series C Preferred Shares; or (d) redeem or purchase or otherwise acquire for consideration any Series C Preferred Shares, or any shares of stock ranking on a parity with the Series C Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series of classes.

            (ii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (i) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

      5. Reacquired Shares. Any Series C Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating a series of Preferred Shares or as otherwise required by law.

      6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividend or upon liquidation, dissolution or winding up) to the Series C Preferred Shares unless, prior thereto, the holders of Series C Preferred Shares shall have received $1.20 per share, plus an amount equal to declared and unpaid dividends and distributions thereon to the date of such payment, plus interest accrued or accrued but unpaid dividends.

      7. Consolidation, Merger, Exchange, etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series C Preferred Shares shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such Preferred Shares with substantially the same relative rights and preferences as the Series C Preferred Shares.

      8.    Conversion.

            (i) At the option of the holder of Series C Preferred Shares, each Series C Preferred Share is convertible on or after June 1, 2000 into fully paid and non-assessable shares of the Corporation's common stock equal in number to the amount determined by the following Conversion Formula.

                        $1.00                    =   Shares of Common Stock
            ------------------------------
                The lesser of X or y

            Where:
            X =   The Fixed Conversion Price, which initially is $0.078
            Y = 90% of the average closing bid price of the Corporation's common stock during the five trading days immediately preceding the date the notice of conversion is received by the Corporation

Notice of the conversion shall be effective when such notice is received by the Corporation, signed by the record holder of the Series C Preferred Shares, and specifying the number of shares to be converted.

            (ii) The Corporation agrees, at its own expense, to include the shares issuable upon the conversion of the Series C Preferred Shares in any registration statement (other than a registration statement on Form S-4, S-8, or any other inapplicable form) which may be filed by the Corporation. Notwithstanding the above, if at the time a Series C Preferred Share is converted the Corporation does not have a current registration statement in effect with the Securities and Exchange Commission covering the resale of such shares of common stock, then for each five day period following the conversion date that such shares are not registered, the Company will issue to the former shareholder of the Series C Preferred shares which were converted, additional shares of the Corporation's common stock ("Additional Shares") equal in number to the amount determined by multiplying (i) 0.0125 by (ii) the shares issued upon conversion and which were not covered by an effective registration statement. The Corporation agrees, at its own expense, to cause such all shares issued upon conversion of the Series C Preferred shares and all such Additional Shares to be covered by an effective registration statement within 60 days of the date of conversion which resulted in the issuance of such shares.

            (c) In the event the Corporation shall at any time after the issuance of the Series C Preferred Shares declare or pay any dividend on common shares payable in common shares, or effect a subdivision or combination or consolidation of the outstanding common shares (by reclassification or otherwise) into a greater or lesser number of Common Shares, then in each such case the Fixed Conversion Price shall be adjusted as follows:

            X Fixed Conversion Price in effect = adjusted Fixed Conversion Price Y immediately prior to such event

          X= The number of common shares that were outstanding immediately prior to such event
          Y= The number of common shares outstanding immediately after such event.

            (d) If the Corporation sells or issues any security, or enters into any agreement relating to the issuance of any security, which is convertible into shares of the Corporation' common stock on a basis more favorable than that provided in this Section 8, then the Conversion Formula provided in subsection
(a) will be immediately adjusted to that of the more favorable provision.

            (e) For each Series C Preferred Share converted into shares of the Corporation' s common stock the Corporation will issue to the former holder of such Series C Preferred Share a warrant which will allow for the purchase of
1.0452 shares of the Corporation's common stock. The warrant will be exercisable at a price of $0.12 per share at any time during the period ending 90 days following the conversion of the Series C Preferred share which resulted in the issuance of the warrant. While any warrant is outstanding, (i) if the Corporation engages in any transaction specified in paragraph (c) of this
Section 8, the number of shares of common stock into which the warrants are exercisable shall be proportionately increased, and (ii) of the Corporation issues or sells any shares of common stock or options, warrants, contracts or securities convertible or exchanged into or evidencing the right to purchase common stock for consideration less than the exercise price of the warrants as set forth in this paragraph (e), then in each such case the exercise price of the warrants shall be proportionately reduced. The shares of common stock issuable upon the exercise of the warrant will be included in the same registration statement that will be filed to cover the shares of common stock issuable upon the conversion of the Series C Preferred Shares.

IN  WITNESS   WHEREOF,   we  have  executed  this  Certificate  or  Designation,
Preferences, and Rights this 21st day of March,2000.


------------------------
President


-------------------------
Secretary